UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2020

Bluegreen Vacations Holding Corporation
(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $.01 par value	BVH	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[ ]

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 2.03 below regarding the removal of Bluegreen Vacations Corporation (“Bluegreen”) as guarantor under the NBA Receivables Facility (as defined below) is incorporated into this Item 1.02 by reference.

Item 2.03 Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 25, 2020, Bluegreen/Big Cedar Vacations, LLC (“Bluegreen/Big Cedar Vacations”), a 51% owned subsidiary of Bluegreen, amended and restated its revolving vacation ownership interest receivables hypothecation facility (the “NBA Receivables Facility”) with ZB, N.A. dba National Bank of Arizona.  The Amended and Restated NBA Receivables Facility extends the revolving advance period from September 2020 to September 2023 and the maturity date from March 2025 to March 2028.   In addition, pursuant to the Amended and Restated NBA Receivables Facility, the interest rate on all new advances made under the facility will be one month LIBOR plus 2.25% (with an interest rate floor of 3.00%). Further, if new advances of at least $25.0 million are made by June 30, 2021, the interest rate on borrowings under the facility at September 25, 2020, to the extent then remaining outstanding, will be reduced from the current rate of one month LIBOR plus 2.75% (with an interest rate floor of 3.50%) to one month LIBOR plus 2.25% (with an interest rate floor of 3.00%). The Amended and Restated NBA Receivables Facility provides for advances at a rate of 80% on eligible receivables pledged under the facility (decreased from the prior rate of 85%), subject to eligible collateral and specified terms and conditions, during the revolving credit period. The maximum borrowings allowed under the facility remains at $70.0 million. Subject to the terms of the facility, principal and interest payments received on pledged receivables are applied to principal and interest due under the facility, with the remaining outstanding balance being due by maturity.

In addition to the amendments described above, in connection with the amendment and restatement of the NBA Receivables Facility, Bluegreen has been removed as guarantor under the facility.  Further, subject to certain terms and conditions, recourse to Bluegreen/Big Cedar Vacations will be limited to approximately $23.8 million as of September 25, 2020 and will be reduced by $1.3 million per month starting October 31, 2020 until it reaches a floor of $10.0 million.  As of September 25, 2020, approximately $23.8 million was outstanding under the NBA Receivables Facility.

The foregoing description of the NBA Receivables Facility, as amended and restated on September 25, 2020, is a summary only, does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amended and Restated Loan and Security Agreement and related promissory note, copies of which are  filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No. Description

10.1  Third Amended and Restated Loan and Security Agreement (Hypothecation Facility), dated as of September 25, 2020, by and among Bluegreen/Big Cedar Vacations, LLC, as Borrower, and ZB, N.A. dba National Bank of Arizona, as Lender.

10.2    Fifth Amended and Restated Revolving Promissory Note (Hypothecation Facility), dated as of September 25, 2020, by and among Bluegreen/Big Cedar Vacations, LLC, as Borrower, and ZB, N.A. dba National Bank of Arizona, as Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2020

Bluegreen Vacations Holding Corporation

By: /s/ Raymond S. Lopez
Raymond S. Lopez
Executive Vice President and Chief Financial Officer